EXHIBIT 2.5

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

This SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is made as of September 6, 2002, between THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York corporation, solely on behalf and for the benefit of its Separate Account 8 known as the "Prime Property Fund" ("Seller"), and CROWN AMERICAN PROPERTIES, L.P., a Delaware limited partnership ("Purchaser").

R E C I T A L S:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated July 22, 2002, as amended by the First Amendment to Purchase and Sale Agreement, dated as of August 23, 2002 (as the same has and may be amended from time to time, the "Purchase Agreement");

WHEREAS, the parties have agreed to extend the termination date of the Inspection Period from September 6, 2002 to September 13, 2002 pursuant to the terms of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

    Terms. All capitalized terms not otherwise defined herein shall have the same meanings given them in the Purchase Agreement

    Amendments to Purchase Agreement. The Purchase Agreement is hereby amended as follows: the date "September 6, 2002" in the first sentence of Section 3.1 of the Purchase Agreement is hereby deleted and the date "September 13, 2002" is hereby inserted in lieu thereof.

    Continuing Effect of Purchase Agreement. Except as specifically amended and modified above, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signature pages may be detached from such counterparts and reattached to form one original document.

    Miscellaneous.

      This Agreement shall governed by, and construed in accordance with, the laws of the state in which the Property is located and the substantive federal laws of the United States.

      If any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this Agreement will remain in full force and effect.

      This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns.

(execution page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date, month and year first written above.

SELLER:

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, solely on behalf and for the benefit of its Separate Account 8 known as the "Prime Property Fund"

By: /s/ Neal E. Stump _____

Name: Neal E. Stump ______

Title: Investment Officer_______________

PURCHASER:

CROWN AMERICAN PROPERTIES, L.P., a Delaware limited partnership

By: Crown American Realty Trust, its sole general partner

By: /s/ Terry L. Stevens

Name: Terry L. Stevens

Title: Executive Vice President and Chief

Financial Officer